Exhibit 10.1

September 14, 2009

Erik K. Bardman

Los Altos, CA

Dear Erik:

On behalf of Logitech Inc. (“Logitech”), and subject to the ratification of the Compensation Committee of the Board of Directors of Logitech International S.A. (“Logitech International”), we are pleased to offer you employment with Logitech as Senior Vice President and Chief Financial Officer, reporting to Jerry Quindlen, President and Chief Executive Officer. In such position, you will have the duties and authority at a level consistent with the duties and authority set forth on Exhibit A.

Your bi-weekly base salary will be $15,384.61, payable every two weeks (annualized this amount is $400,000). You will also be eligible to participate in Logitech International’s Management Performance Bonus Plan, targeted at 65% of your base salary for a potential annual total compensation of $660,000.

We will recommend that the Compensation Committee of Logitech International’s Board of Directors approve a grant to you of 100,000 stock options on Logitech International shares. These options will vest over a 4-year period, with 25% vesting on your start date anniversary each year. The receipt of any grant shall be conditioned upon the subsequent execution by you of a Logitech stock option grant agreement. Any future grant of employee equity incentives to you will be reviewed pursuant to the same general process employed for all executives of comparable status.

Logitech offers medical, dental and vision plans (effective on your date of hire), company-paid life insurance, voluntary life insurance, a Section 125 flexible spending plan, a 401(k) retirement savings plan, short term disability, long-term disability, share purchase plan, as well as 20 days per year of combined accrued vacation and sick leave and 11 paid holidays. For additional information on Logitech’s comprehensive benefits programs, please log on to our benefits website using instructions that will be provided to you.

In addition, we will recommend that the Compensation Committee of Logitech International’s Board of Directors approve the entry into with you of a Change of Control Severance Agreement, in the form substantially as entered into with other Logitech non-CEO executive officers.

E. Bardman

September 14, 2009

For your information, Logitech’s performance reviews are conducted at the same time each year for all employees. It is also important for you to know that all of our compensation plans and programs are reviewed each year and may be subject to change. Logitech reserves the right to cancel or change the benefit plans and programs it offers to its employees, including its executive officers, at any time. Any adjustment to your base salary or your target incentive bonus and other compensation shall be in the sole discretion of the Logitech International Board of Directors or the Compensation Committee of the Board.

While it is our sincere hope and belief that our working relationship will be mutually beneficial, we also want to advise you that Logitech is an at-will employer. Consequently, either Logitech or you can terminate the employment relationship at-will, at any time, with or without cause, and with or without advance notice.

Federal regulations require us to verify your legal eligibility to work in the United States. Enclosed is the employment eligibility verification form, which lists the acceptable types of identification. Please bring one type from “List A”, or one each from “List B” and “List C” with you on your first day.

Enclosed with this letter is Logitech’s New Hire Orientation Packet. We request that you bring the completed paperwork to Orientation on your first day. Also, please be aware that your acceptance of employment with Logitech requires your signature on our “Employee Agreement Regarding Proprietary Information and Inventions,” a copy of which is enclosed.

This offer is valid through the end of the business day Friday, September 18, 2009 and conditional upon a start date of Monday, October 5, 2009.

Erik, we feel that the single most important factor of our success is our people and we look forward to having you on the Logitech team. If you have any questions, or need clarification on any information contained in this letter, please do not hesitate to contact us. Please sign and return both pages of the offer letter to John Zwieg.

Sincerely yours,

/s/ Martha D. Tuma
Martha D. Tuma
VP Worldwide Human Resources

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I accept the position of Senior Vice President and Chief Financial Officer, and will begin work Monday, October 5, 2009. I further acknowledge that the terms and conditions specified in this letter are the only commitments Logitech is making relative to my employment and that all other promises, either verbal or written, are null and void.

/s/ Erik K. Bardman	September 14, 2009

E. Bardman

September 14, 2009

EXHIBIT A

Duties and Authority

•	Senior Vice President and Chief Financial Officer of Logitech.

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Senior Vice President and Chief Financial Officer of Logitech International, with primary responsibility for the supervision of the financial aspects of Logitech International’s investment in its subsidiaries.

•	Such other duties and responsibilities as may be determined from time to time by the Board of Directors of Logitech International.

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